As filed with the Securities and Exchange Commission on February 25, 2003
Registration No. 333-103408

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PEPCO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4931 (Primary Standard Industrial Classification Code Number)	52-2297449 (I.R.S. Employer Identification Number)

701 Ninth Street, N.W.
Washington, D.C. 20068
(202) 872-2000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

ELLEN SHERIFF ROGERS
Vice President, Secretary and Assistant Treasurer
Pepco Holdings, Inc.
701 Ninth Street, N.W.
Washington, D.C. 20068
(202) 872-3526

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

COPY TO:

D. MICHAEL LEFEVER
Covington & Burling
1201 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
(202) 662-6000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the registration statement becomes effective.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post -effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2003

PRELIMINARY PROSPECTUS

$1,500,000,000

[PHI LOGO]

OFFER TO EXCHANGE

Up to
$500,000,000 5.50% Notes due 2007,
$750,000,000 6.45% Notes due 2012 and
$250,000,000 7.45% Notes due 2032
which have been registered under the Securities Act of 1933

for any and all outstanding

5.50% Notes due 2007,
6.45% Notes due 2012 and
7.45% Notes due 2032
which have not been registered under the Securities Act of 1933

      We are offering to exchange up to $500,000,000 in aggregate principal amount of our registered 5.50% Notes due 2007, $750,000,000 in aggregate principal amount of our registered 6.45% Notes due 2012 and $250,000,000 in aggregate principal amount of our registered 7.45% Notes due 2032, which we refer to collectively as the Exchange Notes, for, respectively, $500,000,000 in aggregate principal amount of our outstanding unregistered 5.50% Notes due 2007, $750,000,000 in aggregate principal amount of our outstanding unregistered 6.45% Notes due 2012 and $250,000,000 in aggregate principal amount of our outstanding unregistered 7.45% Notes due 2032, which we refer to collectively as the Original Notes. The terms of the Exchange Notes of each series are identical in all material respects to the terms of the Original Notes of the corresponding series, except that the Exchange Notes have been registered under the Securities Act of 1933, and, therefore, the terms relating to transfer restrictions, registration rights and additional interest applicable to the Original Notes are not applicable to the Exchange Notes, and the Exchange Notes will bear different CUSIP numbers.

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless extended.
•

All Original Notes that are validly tendered, and not validly withdrawn, will be exchanged. You should carefully review the procedures for tendering the Original Notes beginning on page 25 of this prospectus.

•	You may withdraw tenders of Original Notes at any time before the expiration of the exchange offer.
•	If you fail to tender your Original Notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected.
•	The exchange of Original Notes for Exchange Notes will not be a taxable event for United States federal income tax purposes.
•	We will not receive any proceeds from the exchange offer.
•

No public market currently exists for the Exchange Notes. We do not intend to list the Exchange Notes on any national securities exchange or Nasdaq, and, therefore, an active public market is not anticipated.

•

Each broker-dealer that receives Exchange Notes for its own account in this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal to be used in connection with this exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" beginning on page 53 of this prospectus.

See "Risk Factors" beginning on page 11 for a discussion of factors that you should consider in connection with an investment in Exchange Notes.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2003.
TABLE OF CONTENTS
Page
Incorporation of Documents by Reference	ii
Where You Can Find More Information	ii
Forward-Looking Statements	iii
Summary	1
Risk Factors	11
Use of Proceeds	14
Capitalization	15
Ratio of Earnings to Fixed Charges	16
Selected Historical Financial Information of PHI and Conectiv	18
The Exchange Offer	22
Description of the Exchange Notes	34
Certain United States Federal Income Tax Consequences	48
Plan of Distribution	53
Legal Matters	54
Experts	54

      This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to Pepco Holdings, Inc., 701 Ninth Street, N.W., Washington, D.C. 20068, attention: Corporate Secretary. Oral requests should be made by telephoning (202) 872-2900. To obtain timely delivery, you must request the information no later than                       , 2003, which is five business days before the expiration date of the exchange offer.

      This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and may supersede this information. We incorporate by reference the documents listed below that we, Potomac Electric Power Company, which we refer to as Pepco, and Conectiv have filed with the SEC and any future filing that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the termination of the offering.

•	Our Annual Report on Form 10-K for the year ended December 31, 2001;
•	Pepco's Annual Report on Form 10-K for the year ended December 31, 2001;
•	Conectiv's Annual Report on Form 10-K for the year ended December 31, 2001;
•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002, the quarter ended June 30, 2002 and the quarter ended September 30, 2002;
•	Pepco's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002 and the quarter ended June 30, 2002;
•	Conectiv's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002 and the quarter ended June 30, 2002;
•

Our Current Reports on Form 8-K filed May 31, 2002, June 7, 2002 (as amended by Form 8-K/A filed July 3, 2002), July 18, 2002, August 2, 2002 (as amended by Forms 8-K/A filed August 14, 2002 and October 9, 2002), September 4, 2002, September 12, 2002, October 24, 2002, December 9, 2002, December 10, 2002, January 13, 2003, January 17, 2003 and February 11, 2003;

•	Pepco's Current Reports on Form 8-K filed January 24, 2002, January 25, 2002, April 25, 2002, May 31, 2002, July 25, 2002 and July 26, 2002; and
•	Conectiv's Current Reports on Form 8-K filed January 31, 2002, April 2, 2002, June 7, 2002, July 18, 2002, July 25, 2002 and July 26, 2002.
WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our common stock is listed on the New York Stock Exchange under the ticker symbol "POM." You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      This prospectus is part of a registration statement on Form S-4 filed with the SEC under the Securities Act of 1933. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the Exchange Notes. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.

FORWARD-LOOKING STATEMENTS

      Some of the statements contained in this prospectus and incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are entitled to the benefits of the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our or our management's intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

      The forward-looking statements contained and incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

•

Prevailing governmental policies and regulatory actions affecting the energy industry, including with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power expenses, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs);

•	Changes in and compliance with environmental and safety laws and policies;
•	Weather conditions;
•	Population growth rates and demographic patterns;
•	Competition for retail and wholesale customers;
•	General economic conditions;
•	Growth in demand, sales and capacity to fulfill demand;
•	Changes in tax rates or policies or in rates of inflation;
•	Changes in project costs;
•	Unanticipated changes in operating expenses and capital expenditures;
•	Capital market conditions;
•	Restrictions imposed by the Public Utility Holding Company Act of 1935 or PUHCA;
•	Competition for new energy development opportunities and other opportunities;
•	Legal and administrative proceedings (whether civil or criminal) and settlements that influence our business and profitability;
•	Pace of entry into new markets;
•	Success in marketing services;
•	Trading counterparty credit risk;
•	Ability to secure electric and natural gas supply to fulfill sales commitments at favorable prices;
•	Volatility in market demand and prices for energy, capacity and fuel;
•	Operating performance of power plants;
•	Interest rate fluctuations and credit market concerns; and
•	Effects of geopolitical events, including the threat of domestic terrorism.

      Any forward-looking statements speak only as of the date of this prospectus, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

SUMMARY

      This summary highlights selected information from this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to making a decision to exchange Original Notes for Exchange Notes. You should read the entire prospectus carefully, including the "Risk Factors" section beginning on page 11 of this prospectus and the financial statements and notes to these statements incorporated by reference in this prospectus. In this prospectus, unless the context indicates otherwise, the words "PHI," "the company," "we," "our," "ours" and "us" refer to Pepco Holdings, Inc. and its consolidated subsidiaries

Pepco Holdings, Inc.

      We are a registered holding company under PUHCA. We were incorporated in Delaware in 2001 and became a holding company on August 1, 2002, in connection with the merger of Pepco and Conectiv. As a result of this merger, Pepco and Conectiv are now our wholly owned subsidiaries. We are engaged, through our subsidiaries, principally in regulated electric and gas utility distribution operations in competitive markets. The utility operations of our subsidiary companies serve more than 1.8 million customers in Delaware, the District of Columbia, Maryland, New Jersey and Virginia. We are one of the largest owners of transmission in the Pennsylvania/New Jersey/Maryland power pool ("PJM"), serving a 10,000 square-mile service territory in a growing region with a population of approximately 4 million. Our electric and gas delivery businesses are complemented by a portfolio of mid-merit generating assets and related marketing and risk management capabilities. Through our other non-regulated subsidiaries, we operate competitive retail energy businesses and manage a portfolio of financial investments.

      We manage the operations of our subsidiaries as described below.

Power Delivery

      The largest component of our business is power delivery, which we conduct through our subsidiaries Pepco, Delmarva Power & Light Company ("DPL"), and Atlantic City Electric Company ("ACE"). Pepco, DPL and ACE are all regulated public utilities in the jurisdictions in which they serve customers. We refer to the operations of DPL and ACE collectively as "Conectiv Power Delivery."

      Power Delivery represented approximately 80% of our consolidated net income for the nine months ended September 30, 2002.

Pepco

      Pepco is engaged in the transmission and distribution of electricity in Washington, D.C. and major portions of Prince George's and Montgomery Counties in suburban Maryland. As of September 30, 2002, Pepco delivered electricity to approximately 716,000 customers. Under settlements entered into with regulatory authorities, Pepco is required to provide electricity supply at specified rates (which we refer to as "default service") to customers in Maryland until July 2004 and to customers in Washington, D.C. until February 2005. Under a full requirements contract entered into in 2000 in connection with the purchase by Mirant Corporation of substantially all of Pepco's electricity generation assets, Mirant is obligated to supply Pepco with all of the capacity and energy needed to fulfill these default service obligations at fixed prices that are lower than currently approved tariff rates that Pepco charges for providing such service. The profit is shared with Pepco's retail customers. If Mirant were to fail to fulfill its supply obligations, Pepco would have to find alternative sources of supply at rates then prevailing.

      Conectiv Power Delivery

      DPL is engaged in the transmission and distribution of electricity in Delaware and portions of Maryland and Virginia and provides gas distribution service in northern Delaware. As of September 30, 2002, DPL delivered electricity to approximately 482,000 customers and gas to approximately 114,000 customers. Under regulatory settlements, DPL is required to provide default electricity service to non-residential customers in Maryland until May 2004, to residential customers in Maryland until July 2004, to customers in Delaware until May 2006 and to customers in Virginia until January 2004 (which may be extended to July 2007). Conectiv Energy (which we describe below) supplies all of DPL's default service load requirements under a supply agreement that ends June 30, 2004. Conectiv Energy's resources for supplying DPL's default service load include electricity generated by Conectiv Energy's plants and purchased electricity, including purchases under long-term agreements. DPL purchases gas supplies for its customers from marketers and producers in the spot market and under short-term and long-term agreements.

      ACE is engaged in the transmission and distribution of electricity in southern New Jersey. As of September 30, 2002, ACE delivered electricity to approximately 509,000 customers. The Basic Generation Services ("BGS") auction awarded about 1,900 MW, or 80% of ACE's BGS load, to four suppliers for the period August 1, 2002 to July 31, 2003. ACE has default service obligations for the remaining 20% of the electricity supply to its customers. We expect ACE to fulfill these obligations through the generation output from fossil-fuel fired generating plants discussed below and through existing purchase power agreements with non-utility generators. ACE currently owns fossil fuel-fired electric generating plants with 740 MW of capacity. In May 2002, Conectiv initiated a competitive bidding process to sell the ACE plants. On January 13, 2003, we announced that ACE had terminated the competitive bidding process because conditions in the electric energy market prevented ACE from reaching agreements for the sale of these assets. ACE remains interested in selling these assets on acceptable terms.

Competitive Energy

      This component of our business is conducted through our subsidiaries Conectiv Energy Holding Company ("Conectiv Energy") and Pepco Energy Services, Inc. ("Pepco Energy Services").

Conectiv Energy

      Conectiv Energy supplies power to DPL and provides wholesale power and ancillary services to the PJM power pool. Conectiv Energy's generation asset strategy focuses on mid-merit plants with operating flexibility, multi-fuel capability and low capital requirements that can quickly change their output level on an economic basis. Mid-merit plants generally are operated during times when demand for electricity rises and prices are higher. Conectiv Energy also engages in energy trading to take advantage of price fluctuations and arbitrage opportunities.

      As of September 30, 2002, Conectiv Energy owned and operated electric generating plants with 2,294 MW of capacity. In January 2002 Conectiv Energy began construction of a 1,100 MW combined cycle plant with six combustion turbines at a site in Bethlehem, Pennsylvania that became partially operational in December 2002 and is expected to become fully operational by the end of 2003. In addition, Conectiv Energy has ordered seven combustion turbines which, with additional equipment, could be configured into up to three combined cycle plants with approximately 550 MW of capacity each. Construction of these additional plants is subject to market conditions, but is currently expected to occur in phases and to be completed by 2007, with delivery of the combustion turbines occurring in phases through 2003.

Pepco Energy Services

      Pepco Energy Services provides retail electricity and natural gas to residential, commercial, industrial and governmental customers in the District of Columbia and states in the mid-Atlantic region. Pepco Energy Services also provides integrated energy management solutions to commercial, industrial and governmental customers, including energy-efficiency contracting, development and construction of "green power" facilities, equipment operation and maintenance, fuel management, and appliance service agreements. In addition, Pepco Energy Services owns electricity generation plants with approximately 800 MW of peaking capacity, the output of which Pepco Energy Services sells on the wholesale market. Pepco Energy Services also purchases and sells electricity and gas on the wholesale market to support its commitments to its retail customers.

Other Non-Regulated

      This component of our business is conducted through our subsidiaries Potomac Capital Investment Corporation ("PCI") and Pepco Communications Inc. ("Pepcom").

PCI

      PCI manages a portfolio of financial investments and strategic operating businesses that are designed to provide us with supplemental earnings and cash flow. PCI has been redirecting its investment operations to focus on investments that are related to the energy industry, such as energy leveraged leases. These transactions involve PCI's purchase and leaseback of utility assets located outside of the United States. PCI has reduced its previous concentration of investments in the aircraft industry from 33 aircraft in 1995 to three aircraft currently. PCI also owns a ten-story, 360,000 square foot office building in downtown Washington, D.C., which is leased to Pepco and serves as our and Pepco's corporate headquarters.

      PCI's utility industry products and services are provided through various operating companies. Its underground electric services company, W.A. Chester, provides high voltage construction and maintenance services to utilities and to other customers throughout the United States. PCI also owns Severn Cable, which provides low voltage electric and telecommunication construction and maintenance services in the Washington, D.C. area.

Pepcom

      Pepcom owns a 50% interest in Starpower Communications, LLC, a joint venture with RCN Corporation which provides cable and telecommunications services to households in the Washington, D.C. area.

      Our headquarters are located at 701 Ninth Street, N.W., Washington, D.C. 20068, and our telephone number is (202) 872-2000.

Recent Developments

PHI Equity Offering

      On December 13, 2002, we sold 5,750,000 shares of common stock at a public offering price of $19.13 per share and used the net proceeds to repay approximately $105.7 million of our outstanding commercial paper.

ACE Transition Bonds

      On December 19, 2002, a special purpose subsidiary of ACE issued $440.0 million aggregate principal amount of transition bonds. Payment of the transition bonds will be funded solely through a nonbypassable transition bond charge approved by the New Jersey Board of Public Utilities. The transition bonds were issued in four tranches with average lives ranging from 3 years to 15 years. The overall weighted interest rate of the tranches was 4.545%. Net proceeds of the issuance will be used to retire a portion of ACE's existing debt and/or equity. On February 28, 2003, ACE will use approximately $70 million of the transition bond proceeds to redeem 2.8 million shares of outstanding 8.25% trust preferred securities issued by a subsidiary at a redemption price of $25 per share plus accrued and unpaid interest.

PHI Note Offering

      On January 21, 2003, we sold $300.0 million aggregate principal amount of 3.75% Notes due 2006. We used approximately $201.0 million of the net proceeds to repay a $200.0 million 364-day note of Conectiv with a current interest rate of 2.9275% and used the remainder of the net proceeds to repay approximately $97.4 million of our outstanding commercial paper.

The Exchange Offer
The Exchange Offer

We are offering to exchange up to $500,000,000 in aggregate principal amount of our 5.50% Notes due 2007, up to $750,000,000 in aggregate principal amount of our 6.45% Notes due 2012 and up to $250,000,000 in aggregate principal amount of our 7.45% Notes due 2032, in each case which have been registered under the Securities Act of 1933, for, respectively, an equal amount of our currently outstanding 5.50% Notes due 2007, 6.45% Notes due 2012 and 7.45% Notes due 2032 to satisfy our obligations under the registration rights agreements we entered into when the Original Notes were issued and sold. In order to exchange your Original Notes, you must validly tender them before the expiration date of the exchange offer.

Expiration Date	5:00 p.m., New York City time, on , 2003, unless extended by us in our sole discretion.
Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which we may waive. See "The Exchange Offer -- Conditions to the Exchange Offer."
Consequences of Failure to Exchange Your Original Notes

If you fail to validly tender your Original Notes for Exchange Notes in accordance with the terms of the exchange offer, or withdraw your tender, your Original Notes will continue to be subject to transfer restrictions. If you are eligible to participate in the exchange offer and you fail to validly tender your Original Notes, or withdraw your tender, you will not have any further rights under the registration rights agreements, including the right to require us to register your Original Notes or pay additional interest. See "The Exchange Offer -- Consequences of Failure to Exchange."

Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the markets, if any, for any Original Notes remaining after the completion of the exchange offer will be substantially limited.

Procedures for Tendering Original Notes	If you are a holder of Original Notes who wishes to accept the exchange offer you must:
• complete, sign and date the accompanying letter of transmittal in accordance with the instructions contained in the letter of transmittal accompanying this prospectus; and
• mail or otherwise deliver the letter of transmittal together with the Original Notes and any other required documentation to the exchange agent at the address set forth in this prospectus.

However, if you hold Original Notes through The Depository Trust Company, or DTC, and wish to accept the exchange offer, you must arrange for DTC to transmit required information to the exchange agent in connection with a book-entry transfer. See "The Exchange Offer -- Procedures for Tendering Original Notes."

By tendering your Original Notes in either of these manners, you will be making a number of important representations to us, as described under "The Exchange Offer -- Resale of Exchange Notes."

Please do not send your letter of transmittal or certificates representing your Original Notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender Original Notes and requests for information should be directed to the exchange agent. See "The Exchange Offer -- Exchange Agent."

Guaranteed Delivery Procedures

If you wish to tender your Original Notes and your Original Notes are not immediately available or you cannot deliver your Original Notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent or comply with the procedures for book-entry transfer prior to the expiration of the exchange offer, you must tender your Original Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Procedures for Tendering Original Notes -- Guaranteed Delivery" in order to participate in the exchange offer.

Special Procedures for Beneficial Owners

If your Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes, we urge you to contact that person promptly and instruct the registered holder to tender your Original Notes on your behalf.

If your Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Original Notes to the exchange agent, either make appropriate arrangements to register ownership of the Original Notes in your name or obtain a properly completed note power from the registered holder. Please note that the transfer of registered ownership may take considerable time.

Withdrawal Rights	You may withdraw the tender of your Original Notes at any time prior to 5:00 p.m., New York City time, on , 2003. See "The Exchange Offer -- Withdrawal Rights."
Acceptance of Original Notes and Delivery of Exchange Notes

We will accept for exchange any and all Original Notes which are validly tendered and not withdrawn in accordance with the terms and conditions of the exchange offer prior to 5:00 p.m., New York City time, on              , 2003. The Exchange Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer -- Terms of the Exchange Offer."

Resales of Exchange Notes

We believe that you will be able to offer for resale, resell or otherwise transfer Exchange Notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:

• you are acquiring the Exchange Notes in the ordinary course of your business;
• you are not engaged in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes; and
• you are not an affiliate of PHI.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes which were acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus for an offer to sell, resale or other transfer of Exchange Notes. See "Plan of Distribution."

Our belief is based on interpretations by the staff of the SEC set forth in no-action letters issued to other companies. The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot be sure that the staff of the SEC would make a similar determination with respect to this exchange offer. See "The Exchange Offer -- Resale of Exchange Notes."

If our belief is not accurate and you transfer an Exchange Note without delivering a prospectus meeting the requirements of the Securities Act of 1933 or without an exemption from such requirements, you may incur liability under the Securities Act of 1933. We do not and will not assume, or indemnify you against, such liability.

Accrued Interest on the Exchange Notes and Original Notes

Interest on each Exchange Note will accrue from the last date on which interest was paid on the Original Note surrendered in the exchange offer. No interest will be paid on the Original Notes accepted for exchange, and holders of Original Notes whose Original Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Original Notes accrued up to the date of the issuance of the Exchange Notes.

Certain United States Federal Income Tax Consequences

The exchange of Original Notes for Exchange Notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. See "Certain United States Federal Income Tax Consequences."

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes. See "Use of Proceeds."
Exchange Agent	The Bank of New York.
Registration Rights Agreements

The registration rights agreements by and among us and the initial purchasers of the Original Notes entitle you to exchange your Original Notes for Exchange Notes with substantially identical terms. The exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your Original Notes. However, under the circumstances described in the registration rights agreements, you may require us to file a shelf registration statement under the Securities Act of 1933. See "The Exchange Offer -- Purpose of the Exchange Offer" and "The Exchange Offer -- Consequences of Failure to Exchange."

The Exchange Notes
Issuer	Pepco Holdings, Inc.
Securities Offered

$500,000,000 in aggregate principal amount of 5.50% Notes due 2007.
$750,000,000 in aggregate principal amount of 6.45% Notes due 2012.
$250,000,000 in aggregate principal amount of 7.45% Notes due 2032.

General

The form and terms of each series of Exchange Notes are identical in all material respects to the form and terms of the corresponding series of Original Notes, except that the Exchange Notes (i) will be registered under the Securities Act of 1933 and, therefore, will not be subject to the restrictions on transfer applicable to the Original Notes, (ii) will bear a different CUSIP number and (iii) will not be entitled to the rights of holders of Original Notes under the registration rights agreements we entered into when the Original Notes were issued and sold. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture. See "Description of the Exchange Notes."

Maturity Date	The Exchange Notes due 2007 will mature on August 15, 2007, the Exchange Notes due 2012 will mature on August 15, 2012 and the Exchange Notes due 2032 will mature on August 15, 2032.
Interest Rate

The Exchange Notes due 2007 will bear interest at 5.50% per annum, the Exchange Notes due 2012 will bear interest at 6.45% per annum and the Exchange Notes due 2032 will bear interest at 7.45% per annum, in each case payable semiannually in cash on February 15 and August 15 of each year, beginning August 15, 2003.

Optional Redemption	We may redeem all or part of any of the Exchange Notes at our option at a redemption price equal to the greater of
• 100% of the principal amount of the Exchange Notes being redeemed or
• the Make-Whole Amount, as defined herein, for the Exchange Notes being redeemed,

plus, in each case, accrued interest on such Exchange Notes to the redemption date. See "Description of the Exchange Notes -- Optional Redemption."
Ranking

The Exchange Notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and other liabilities, including trade payables, guarantees, lease obligations and letter of credit obligations. Because we are a holding company and conduct our operations through our subsidiaries, holders of Exchange Notes will generally have a position junior to the claims of the creditors, including debtholders, and the preferred stockholders of our subsidiaries.

RISK FACTORS

      You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference into this prospectus, in evaluating us, our business and an investment in the Exchange Notes. Any of the following risks, as well as other risks and uncertainties, could harm the value of the Exchange Notes directly or our business and financial results and thus indirectly cause the value of the Exchange Notes to decline, which in turn could cause you to lose all or part of your investment. The risks below are not the only ones facing us or the Exchange Notes. Additional risks not currently known to us or that we currently deem immaterial also may impair our business and cause the value of the Exchange Notes to decline. See "Forward-Looking Statements."

We are a holding company and have no operating income of our own. Our ability to make payments on the Exchange Notes is dependent on receiving dividends and other payments from our subsidiaries.

We are a public utility holding company, registered under PUHCA, and we do not have any operating income of our own. Consequently, our ability to make payments on the Exchange Notes is dependent on dividends and other payments received from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts to us, whether through dividends, loans or other payments. The ability of our subsidiaries to pay dividends or make distributions to us will depend on, among other things:

•	the actual and projected earnings and cash flow, capital requirements and general financial condition of those subsidiaries;
•	the prior rights of holders of existing and future preferred stock, mortgage bonds and other debt issued by those subsidiaries; and
•

limitations imposed by PUHCA, which, among other things, prohibit the payment of dividends by subsidiaries of a registered public utility holding company out of capital or unearned surplus without the prior approval of the SEC.

The Exchange Notes will be, in effect, subordinated to the indebtedness and any preferred stock of our subsidiaries to the extent of the assets of those subsidiaries.

The Exchange Notes are not secured by any assets and are not guaranteed by any of our subsidiaries. As the direct or indirect holder of our subsidiaries' common stock, our claims with respect to the assets of those subsidiaries are subordinate to the claims of our subsidiaries' creditors, including debtholders, and preferred stockholders. Consequently, the Exchange Notes will, in effect, be subordinated to all existing and future preferred stock and liabilities, including indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations, of our subsidiaries. The Indenture under which the Exchange Notes are issued contains no restrictions on the amount of debt or preferred stock issuable by our subsidiaries and does not limit the ability of our subsidiaries to grant a lien on any of their assets other than the capital stock of Significant Subsidiaries. See "Description of the Exchange Notes -- Limitation on Liens."

Our Power Delivery business is subject to risks that may affect our financial condition and earnings.

Our Power Delivery business is subject to risks inherent in the electric and gas utility business, including prevailing governmental policies and regulatory actions affecting the energy industry, that could adversely affect our financial condition and earnings, such as with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power expenses and present or prospective wholesale and retail competition (including, but not limited to, retail wheeling and transmission costs). Under a full requirements contract, Mirant Corporation is obligated to supply Pepco with all of the capacity and energy needed to fulfill Pepco's default service obligations. If Mirant were to fail to fulfill its obligations, Pepco would have to find alternative sources of supply at rates then prevailing.

In addition, as a result of regulatory settlements in the service territories in which our Power Delivery businesses operate, the rates that we can charge customers for distribution of electricity over our distribution system are capped or frozen for varying periods. If the costs of maintaining our distribution system and providing distribution service exceed the rates we are allowed to charge, it could adversely affect our financial condition and earnings.

Our Competitive Energy business is subject to risks that may affect our financial condition and earnings.

Our Competitive Energy business is subject to risks associated generally with energy markets and applicable generally to generation owners and wholesale energy providers that could adversely affect our financial condition and earnings, including volatility in market demand and prices for energy, capacity and fuel, and failure of counterparties to energy trading contracts to fulfill their obligations under the contracts. In addition, our financial condition and earnings could be adversely affected if we are unable to effect Conectiv Energy's mid-merit generating strategy or if Pepco Energy Services is unable to achieve schedule and performance commitments in energy service contracts.

If you do not properly tender your Original Notes for Exchange Notes, you will continue to hold unregistered notes which are subject to transfer restrictions.

We will only issue Exchange Notes in exchange for Original Notes that are received by the exchange agent in a timely manner together with all required documents. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes, and you should carefully follow the instructions on how to tender your Original Notes set forth under "The Exchange Offer - Procedures for Tendering Original Notes" and in the letter of transmittal that you receive with this prospectus. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Original Notes.

If you do not tender your Original Notes or if we do not accept your Original Notes because you did not tender your Original Notes properly, you will continue to hold Original Notes that are subject to the existing transfer restrictions. In addition, if you tender your Original Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale of the Exchange Notes. If you continue to hold any Original Notes after the exchange offer is completed, you may have difficulty selling them because of the restrictions on transfer and because there will be fewer Original Notes outstanding.

If an active trading market does not develop for the Exchange Notes, you may be unable to sell the Exchange Notes or to sell them at a price you deem sufficient.

The Exchange Notes will be new securities for which there is no established trading market. We do not intend to list the Exchange Notes on any national securities exchange or Nasdaq. We provide no assurance as to:

•	the liquidity of any trading market that may develop;
•	the ability of holders to sell their Exchange Notes; or
•	the price at which holders would be able to sell their Exchange Notes.
Even if a trading market develops, the Exchange Notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:
•	prevailing interest rates;
•	the number of holders of the Exchange Notes;
•	the interest of securities dealers in making a market for the Exchange Notes; and
•	our operating results.

If a market for the Exchange Notes does not develop, purchasers may be unable to resell the Exchange Notes for an extended period of time. Consequently, a holder of Exchange Notes may not be able to liquidate its investment readily, and the Exchange Notes may not be readily accepted as collateral for loans. In addition, such market-making activity will be subject to restrictions of the Securities Act of 1933 and the Securities Exchange Act of 1934.

In addition, if a large number of holders of Original Notes do not tender Original Notes or tenders Original Notes improperly, the limited amount of Exchange Notes that would be issued and outstanding after we complete the exchange offer could adversely affect the development of a market for the Exchange Notes.

USE OF PROCEEDS

      We will not receive any proceeds from the exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive outstanding Original Notes in like principal amount. We will cancel all Original Notes surrendered to us in the exchange offer.

      We used the net proceeds from the sale of the Original Notes, which were approximately $1.49 billion, to repay all of the approximately $1.1 billion indebtedness then outstanding under the short-term credit facility we entered into in connection with the merger of Pepco and Conectiv and to repay commercial paper.

CAPITALIZATION
The table below shows our capitalization as of September 30, 2002:
	•	on an actual consolidated basis; and
	•

as adjusted to give effect to (i) the sale of 5,750,000 shares of our common stock on December 13, 2002 at a public offering price of $19.13 per share and the use of the net proceeds of that offering to repay our outstanding commercial paper and (ii) the sale of $300.0 million aggregate principal amount of 3.75% Notes on January 21, 2003 and the use of net proceeds to repay a $200.0 million 364-day note of Conectiv with a current interest rate of 2.9275% and our outstanding commercial paper. See "Summary -- Recent Developments."

You should read this table along with our consolidated financial statements and the related notes incorporated by reference in this prospectus.
Pepco Holdings, Inc. (In Millions)
							As of September 30, 2002
							Actual			As Adjusted(a)
Short-term debt (b)							$1,630.7(c)			$1,227.0(d)
Long-term debt (e)							4,547.8(f)			4,847.8(g)
Redeemable preferred securities (h)							290.0			290.0
Preferred stock							118.6			118.6
Shareholders' equity							2,880.1			2,985.5
Total capitalization and short-term debt							$9,467.2			$9,468.9

(a)

Does not reflect the issuance of transition bonds by a special purpose subsidiary of ACE on December 19, 2002 in the aggregate principal amount of $440.0 million, the net proceeds of which will be used to retire a portion of ACE's existing debt and/or equity. See "Summary -- Recent Developments."

(b)	Includes current maturities of long term debt of $500.3 million and capital lease obligations due within one year of $15.7 million.
(c)	Includes $501.7 million of short-term debt issued by PHI.
(d)	Includes $299.0 million of short-term debt issued by PHI.
(e)	Includes capital lease obligations of $120.7 million.
(f)	Includes $1.5 billion of long-term debt issued by PHI.
(g)	Includes $1.8 billion of long-term debt issued by PHI.
(h)	Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust which holds solely parent junior subordinated debentures.
RATIO OF EARNINGS TO FIXED CHARGES

      The historical ratio of earnings to fixed charges for each of PHI and Conectiv are set forth below for the periods indicated. In addition to historical ratios, the pro forma ratio for PHI for the year ended December 31, 2001 is presented that gives effect to the merger of Pepco and Conectiv as if it occurred on January 1, 2001.

PHI

            Historical

				Twelve Months Ended December 31,							Nine Months Ended September 30,
				2001		2000		1999	1998	1997	2002
Ratio of Earnings to Fixed Charges				2.44x		3.78x		2.59x	2.53x	2.02x	3.07x

      PHI became the parent of Pepco and Conectiv on August 1, 2002. Because Pepco is the predecessor of PHI, PHI's historical ratios for each of the five years in the period ended December 31, 2001 are the same as Pepco's historical ratios for such years. For purposes of calculating the Ratio of Earnings to Fixed Charges, earnings consist of net income, plus taxes based on income, plus fixed charges, which consist of interest expense, distributions of Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust and interest factor in rentals, less subsidiary capitalized interest.

                  Pro Forma

						Year Ended December 31, 2001
Ratio of Earnings to Fixed Charges						3.03x

      For purposes of calculating the Ratio of Earnings to Fixed Charges, earnings consist of income from continuing operations plus loss from equity investments plus income taxes and fixed charges, and fixed charges consist of interest expense, distributions of Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust, interest factor in rentals, less competitive operations capitalized interest.

Conectiv

				Twelve Months Ended December 31,							Nine Months Ended September 30,
				2001		2000		1999	1998	1997	2002
Ratio of Earnings to Fixed Charges				3.80x		2.33x		2.20x	2.55x	2.72x	2.36x

      For purposes of calculating the Ratio of Earnings to Fixed Charges, earnings, including Allowance for Funds Used During Construction, are income from continuing operations plus income taxes and fixed charges, less non-utility capitalized interest and undistributed earnings of equity method investees. Fixed charges include gross interest expense, the estimated interest component of rentals and preferred stock dividend requirements of subsidiaries. Preferred stock dividend requirements for purposes of computing the ratio have been increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements.

SELECTED HISTORICAL FINANCIAL INFORMATION OF PHI AND CONECTIV

      The following tables contain selected historical consolidated financial information for PHI (and its predecessor Pepco) and Conectiv and have been derived from the financial statements of PHI, Pepco, and Conectiv, respectively. The selected historical consolidated financial information for PHI and Conectiv for the nine months ended September 30, 2001 and September 30, 2002 is unaudited, and the selected historical consolidated financial information for PHI and Conectiv for the years ended December 31, 1997, 1998, 1999, 2000 and 2001 is audited. On August 1, 2002, Pepco merged with Conectiv. The merger was accounted for using the purchase method of accounting, with Pepco as the acquirer of Conectiv. Accordingly, the income statement data of PHI for the nine months ended September 30, 2002 include Pepco's and its pre-merger subsidiaries' results for the entire periods presented consolidated with Conectiv's and its subsidiaries' results starting on August 1, 2002. The amounts for 2001 and prior years reflect only the consolidated operations of Pepco and its pre-merger subsidiaries, as previously reported by Pepco. The selected historical financial information should be read in conjunction with the historical consolidated financial statements and related notes thereto of PHI and Conectiv incorporated by reference herein. The financial results for the nine months ended September 30, 2001 and 2002 are not necessarily indicative of the results that may be expected for an entire year.

Pepco Holdings, Inc. (In Millions)
	As of and for the Year Ended December 31,					As of and for the Nine Months Ended September 30,
	1997	1998	1999	2000(a)	2001(b)	2001(b)	2002
Income Statement Data
Operating revenue	$1,954.3	$2,194.2	$2,443.7	$3,011.8	$2,502.9	$1,918.7	$ 2,716.7
Operating expenses	1,543.8	1,659.9	1,900.3	2,116.7	2,136.5	1,545.1	2,293.8
Operating income	410.5	534.3	543.4	895.1	366.4	373.6	422.9
Income from continuing operations	181.8	226.3	247.1	352.0	168.4	180.6	184.1
Income before extraordinary item	181.8	226.3	247.1	352.0	168.4	180.6	184.1
Net Income	181.8	226.3	247.1	352.0	168.4	180.6	184.1
Balance Sheet Data
Cash and cash equivalents	$ 6.0	$ 86.0	$ 98.7	$1,864.6	$ 515.5	$ 692.8	$ 89.7
Total Assets	6,683.2	6,574.1	$6,910.6	$7,027.3	$5,285.9	$5,417.1	$12,648.4
Capitalization and Short-Term Debt
Short-term debt (c)	$ 212.0	$ 427.7	$ 367.8	$1,165.3	$ 473.4	$ 591.8	$ 1,630.7
Long-term debt (d)	2,892.4	2,563.5	2,867.0	1,859.6	1,722.4	1,707.4	4,547.8
Redeemable preferred securities (e)	-	125.0	125.0	125.0	125.0	125.0	290.0
Preferred Stock	266.3	150.0	100.0	90.3	84.8	84.8	118.6
Shareholders' equity	1,863.0	1,877.4	1,910.3	1,862.5	1,823.2	1,870.2	2,880.1
Total Capitalization and Short-Term Debt	$5,233.7	$5,143.6	$5,307.1	$5,102.7	$4,228.8	$4,379.2	$9,467.2

Common Stock Information
Earnings per share of common stock, basic	$1.39	$1.76	$2.01	$3.02	$1.51	$1.66	$1.54
Earnings per share of common stock, diluted	$1.38	$1.73	$1.98	$2.96	$1.50	$1.66	$1.54
Dividends declared per share of common stock	$1.66	$1.66	$1.66	$1.66	$1.65	$0.92	$0.75

(a)	In December 2000, Pepco divested substantially all of its generating assets, which resulted in a net pre-tax gain of approximately $423.8 million ($182 million after tax) recorded in 2000.
(b)

In January 2001, Pepco completed the divestiture of its interest in a Pennsylvania generating station, which resulted in a net pre-tax gain of approximately $31.8 million ($11.4 million after tax) and $29.3 million ($9.9 million after tax) for the nine months ended September 30, 2001 and the year ended December 31, 2001, respectively.

(c)	Includes current maturities of long-term debt and capital lease obligations due within one year.
(d)	Includes capital lease obligations.
(e)	Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust which holds solely parent junior subordinated debentures.

Note

      Financial information presented for the nine month periods ended September 30, 2001 and 2002 reflects the financial statement reclassification required by the provisions of the EITF Issue No. 02-3. We have not completed our evaluation of the financial statement reclassification required for the years ended December 31, 1999, 2000 and 2001. However, we believe that while the implementation of EITF Issue No. 02-3 will impact certain financial statement line items, this reclassification will not impact our overall financial position or earnings. Our energy trading operations in 1997 and 1998 that are subject to reclassification under EITF Issue No. 02-3 were immaterial.

Conectiv (In Millions)
	As of and for the Year Ended December 31,					As of and for the Nine Months Ended September 30,
	1997(a)	1998(b)	1999(c)	2000(d)	2001(e)	2001(f)	2002(g)
Income Statement Data
Operating revenue	$1,414.7	$3,064.4	$3,696.0	$4,987.7	$5,790.1	$3,208.3	$2,845.8
Operating expenses	1,178.8	2,647.7	3,303.2	4,448.5	5,030.8	2,514.1	2,597.6
Operating income	235.9	416.7	392.8	539.2	759.2	694.1	248.2
Income from continuing operations	106.9	170.9	143.5	203.8	377.5	366.5	80.3
Income from continuing operations, as adjusted (h)	107.7	177.8	152.8	212.7	385.6	372.6	80.3
Income before extraordinary item	101.2	153.2	113.6	170.8	251.0	240.1	80.3
Net Income (Loss)	101.2	153.2	(198.1)	170.8	248.2	237.3	80.3

Balance Sheet Data
Cash and cash equivalents	$ 35.3	$ 65.9	$ 56.2	$ 123.6	$ 52.9	$ 49.7	$ 80.4
Total assets	$3,015.5	$6,087.7	$6,138.5	$6,463.6	$6,260.4	$6,260.0	$6,468.8
Capitalization and Short-Term Debt
Short-term debt (i)	$ 140.6	$ 610.3	$ 815.7	$ 968.9	$1,596.3	$1,229.1	$1,679.3
Long-term debt (j)	1,003.5	1,783.2	2,155.3	2,035.5	1,356.7	1,605.9	1,399.7
Redeemable preferred securities	70.0	165.0	165.0	165.0	165.0	165.0	165.0
Preferred Stock	89.7	119.9	119.9	119.9	48.3	48.5	35.8
Shareholders' equity	954.5	1,843.2	1,138.2	1,160.3	1,264.1	1,261.6	1,342.4
Total Capitalization and Short-Term Debt	$2,258.3	$4,521.6	$4,394.1	$4,449.6	$4,430.4	$4,310.1	$4,622.2
Common Stock Information
Earnings from continuing operations per share of common stock, basic	$1.75	$1.69	$1.46	$2.36	$4.43	$4.31	-
Earnings from continuing operations per share of common stock, basic as adjusted (k)	$1.77	$1.78	$1.56	$2.47	$4.53	$4.38	-
Earnings from continuing operations per share of common stock, diluted	$1.75	$1.69	$1.46	$2.36	$4.41	$4.29	-
Earnings from continuing operations per share of common stock, diluted as adjusted (k)	$1.77	$1.78	$1.56	$2.47	$4.51	$4.36	-
Earnings from continuing operations per share of Class A common stock, basic and diluted	-	$1.82	$1.14	$1.06	$1.94	$1.77	-
Dividends declared per share of:
Common Stock	$1.54	$.154	$1.045	$$0.88	$0.88	$0.66	-
Class A Common Stock	-	$3.20	$3.20	$3.20	$1.55	$1.30	-

(a)

In 1997, the gain on the sale of a landfill and waste-hauling company increased income from continuing operations by $13.7 million and earnings from continuing operations per share of common stock by $0.22.

(b)

DPL and ACE became wholly owned subsidiaries of Conectiv (the "1998 Merger") on March 1, 1998. The 1998 Merger was accounted for under the purchase method of accounting, with DPL as the acquirer. In 1998, special charges associated with the 1998 Merger decreased operating income by $27.7 million, income from continuing operations by $16.8 million and earnings from continuing operations per share of common stock by $0.18.

(c)

In 1999 special charges primarily related to asset impairments decreased operating income by $105.6 million, income from continuing operations by $71.6 million and earnings from continuing operations per share of common stock by $0.75 and earnings from continuing operations per share of Class A common stock by $0.30.

(d)

In 2000, special charges related to the sale of business decreased operating income by $25.2 million, income from continuing operations by $23.4 million and earnings from continuing operations per share of common stock by $0.28. In 2000, a gain on the sale of the ownership interests of DPL in nuclear electric generating plants increased operating income by $16.6 million, income from continuing operations by $12.8 million and earnings from continuing operations per share of common stock by $0.15.

(e)

In 2001, a gain on the sale of electric generating plants increased operating revenues and operating income by $297.1 million, income from continuing operations by $175.0 million and earnings from continuing operations per share of common stock by $2.12. In 2001, primarily due to recognition of a previously deferred gain on the termination of a purchased power contract, earnings from continuing operations increased $41.4 million, and earnings from continuing operations per share of common stock increased by $0.50. In 2001, costs related to the planned merger involving Conectiv and Pepco decreased operating income by $17.0 million, income from continuing operations by $11.0 million and earnings from continuing operations per share of common stock by $0.13.

(f)

For the nine months ended September 30, 2001, costs related to the Pepco/Conectiv merger increased operating expenses and decreased operating income by $14.6 million. Income from continuing operations decreased by $9.5 million as a result of these costs.

(g)

For the nine months ended September 30, 2002, costs related to the Pepco/Conectiv merger increased operating expenses and decreased operating income by $75.4 million. Income from continuing operations decreased by $46.0 million as result of these costs.

(h)

Effective January 1, 2002, Conectiv implemented Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). Under SFAS No. 142, goodwill that has not been included in the rates of a regulated utility subject to SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," is no longer amortized and is reviewed annually for impairment. Conectiv ceased amortizing goodwill that is not included in the regulated utility rates, effective January 1, 2002. The adjustment for goodwill amortization, net of taxes, was $6.1 million for the nine months ended September 30, 2001 and $8.1 million, $8.9 million, $9.3 million, $6.9 million and $0.8 million for the years ended December 31, 2001, 2000, 1999, 1998 and 1997. For more information regarding the reconciliation of income and earnings to amounts adjusted to exclude the amortization of goodwill, see Conectiv's Current Report on Form 8-K dated June 7, 2002.

(i)	Includes current maturities of long-term debt and capital lease obligations due within one year.
(j)	Includes capital lease obligations.
(k)

Effective January 1, 2002, Conectiv implemented Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). Under SFAS No. 142, goodwill that has not been included in the rates of a regulated utility subject to SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," is no longer amortized and is reviewed annually for impairment. Conectiv ceased amortizing goodwill that is not included in regulated utility rates, effective January 1, 2002.

Note

      Financial information presented for nine month periods of September 30, 2001 and 2002 reflects the financial statement reclassification required by the provisions of the EITF Issue No. 02-3 pronouncement. We have not completed our evaluation of the financial statement reclassification required for the years ended December 31, 1999, 2000 and 2001. However, we believe that the implementation of EITF Issue No. 02-3, because of financial statement line item changes, likely will (i) materially decrease Conectiv's gross revenues and operating expenses, (ii) result in decreased revenue growth but higher gross margins as a percentage of gross revenues and (iii) have no impact on Conectiv's overall financial position or earnings. We will not reclassify Conectiv's financial statements for 1997 and 1998 due to a change in accounting principles that took effect with the adoption of EITF Issue 98-10 as of January 1, 1999.

                                                              THE EXCHANGE OFFER

General

      We are offering to exchange up to $500,000,000 in aggregate principal amount of Exchange Notes due 2007, up to $750,000,000 in aggregate principal amount of Exchange Notes due 2012 and up to $250,000,000 in aggregate principal amount of Exchange Notes due 2032 for the same aggregate principal amount of the corresponding series of Original Notes, properly tendered before the expiration date and not withdrawn. We are making the exchange offer for all of the Original Notes. Your participation in the exchange offer is voluntary, and you should carefully consider whether to accept this offer.

      On the date of this prospectus, $500,000,000 in aggregate principal amount of Original Notes due 2007, $750,000,000 in aggregate principal amount of Original Notes due 2012 and $250,000,000 in aggregate principal amount of Original Notes due 2032 are outstanding. Our obligations to accept Original Notes for Exchange Notes pursuant to the exchange offer are limited by the conditions listed below under "The Exchange Offer -- Conditions to the Exchange Offer." We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

      On September 6, 2002, we issued and sold $350,000,000 in aggregate principal amount of Original Notes due 2007, $750,000,000 in aggregate principal amount of Original Notes due 2012 and $250,000,000 in aggregate principal amount of Original Notes due 2032, and on September 19, 2002 we issued and sold an additional $150,000,000 in aggregate principal amount of Original Notes due 2007, in each case in transactions exempt from the registration requirements of the Securities Act of 1933. The initial purchasers of the Original Notes subsequently resold the Original Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 and under Regulation S under the Securities Act of 1933.

      Because the transactions were exempt from registration under the Securities Act of 1933, a holder may reoffer, resell or otherwise transfer Original Notes only if the Original Notes are registered under the Securities Act of 1933 or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 is available.

      In connection with the issuance and sale of the Original Notes, we entered into the registration rights agreements, which require us to (i) file a registration statement under the Securities Act of 1933 with respect to the Exchange Notes on or before March 5, 2003, which is 180 days after September 6, 2002, the date of the first closing of the offering of the Original Notes, (ii) use commercially reasonable efforts to cause the registration statement to become effective under the Securities Act of 1933 by May 4, 2003, which is 240 days after the first closing date, and (iii) to complete this exchange on or before June 3, 2003, which is 270 days after the first closing date, to avoid incurring additional interest on the Original Notes.

      In addition, there are circumstances under which we are required to use commercially reasonable efforts to file a shelf registration statement with respect to resales of the Original Notes. We have filed a copy of each registration rights agreement as an exhibit to the registration statement on Form S-4 with respect to the Exchange Notes offered by this prospectus.

      We are making the exchange offer to satisfy our obligations under the registration rights agreements. Holders of Original Notes that do not tender their Original Notes or whose Original Notes are tendered but not accepted will have to rely on an applicable exemption from registration requirements under the Securities Act and applicable state securities laws in order to sell their Original Notes.

Resale of Exchange Notes

      We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the Exchange Notes issued pursuant to the exchange offer in exchange for the Original Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933. Instead, based on an interpretation by the staff in a series of no-action letters issued to other companies, we believe that Exchange Notes issued pursuant to the exchange offer in exchange for Original Notes may be offered for sale, resold and otherwise transferred by any holder of Exchange Notes if:

(i)	the Exchange Notes are acquired in the ordinary course of the holder's business;
(ii)	the holder does not intend to participate in a distribution of the Exchange Notes; and
(iii)	the holder is not an affiliate of PHI.

      However, if the holder is a broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, and it acquired its Original Notes as a result of market-making activities or other trading activities, it must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please refer to the section in this prospectus entitled "Plan of Distribution."

      Any holder that exchanges Original Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction.

      Because the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to the exchange offer. Any holder that is an affiliate of ours or that tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and will not be allowed to rely on this interpretation by the staff and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction.

      If you participate in the exchange offer, you must represent to us, among other things, that:

(i)	any Exchange Notes you receive will be acquired in the ordinary course of business;
(ii)	you have no arrangement or understanding with any person to participate in a distribution of Original Notes or Exchange Notes within the meaning of the Securities Act of 1933;
(iii)	you are not an affiliate of PHI as defined in Rule 405 of the Securities Act of 1933;
(iv)	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the Exchange Notes within the meaning of the Securities Act of 1933; and
(v)

if you are a broker-dealer, you will receive Exchange Notes in exchange for Original Notes that were acquired for your own account as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of those Exchange Notes.

      Any holder that is not able to make these representations or certain similar representations will not be entitled to participate in the exchange offer and, therefore, will not be permitted to exchange its Original Notes for Exchange Notes.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Original Notes validly tendered and not withdrawn before expiration of the exchange offer. The date of acceptance for exchange of the Original Notes and completion of the exchange offer is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes surrendered under the exchange offer. The Original Notes may be tendered only in integral multiples of $1,000. The Exchange Notes will be delivered on the earliest practicable date following the exchange date.

      The form and terms of the Exchange Notes will be substantially identical to the form and terms of the Original Notes, except the Exchange Notes:

(i)	will be registered under the Securities Act of 1933;
(ii)	will not bear legends restricting their transfer;
(iii)	will bear different CUSIP numbers; and
(iv)	will not be entitled to the rights of holders of Original Notes under the registration rights agreements, including additional interest.

      The Exchange Notes will evidence the same debt as the Original Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture, as described below, under which the Original Notes were issued.

      The exchange offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding Original Notes. There will be no fixed record date for determining registered holders of Original Notes entitled to participate in the exchange offer.

      We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act of 1933, Securities Exchange Act of 1934 and rules and regulations of the SEC. Original Notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the Indenture relating to the Original Notes and Exchange Notes. Holders of Original Notes do not have any appraisal or dissenters rights under the Indenture in connection with the exchange offer.

      We will be deemed to have accepted for exchange validly tendered Original Notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of Original Notes who surrender them in the exchange offer for the purposes of receiving Exchange Notes from us and delivering Exchange Notes to their holders. The exchange agent will make the exchange as promptly as practicable on or after the date of acceptance for exchange of Original Notes. We expressly reserve the right to amend or terminate the exchange offer and not to accept for exchange any Original Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under "The Exchange Offer -- Conditions to the Exchange Offer."

      Holders who tender Original Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read "The Exchange Offer -- Solicitation of Tenders; Fees and Expenses" and "The Exchange Offer -- Transfer Taxes" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extension; Termination; Amendment

      The exchange offer will expire at 5:00 p.m., New York City time, on                    , 2003, unless we have extended the period of time that the exchange offer is open. The expiration date will be at least 30 calendar days (or 20 business days, if such period is longer) after the beginning of the exchange offer.

      We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any Original Notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all Original Notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

      We also reserve the right to:

(i)

end or amend the exchange offer and not to accept for exchange any Original Notes not previously accepted for exchange upon the occurrence of any of the events specified below under "The Exchange Offer -- Conditions to the Exchange Offer" that have not been waived by us; and

(ii)	amend the terms of the exchange offer in any manner that, in our good faith judgment, is advantageous to you, whether before or after any tender of the Original Notes.

      If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to holders as promptly as practicable.

Procedures For Tendering Original Notes

      Valid Tender

      Except as set forth below, in order for Original Notes to be validly tendered pursuant to the exchange offer, either (i) (a) a properly completed and duly executed letter of transmittal (or facsimile thereof) or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through DTC's Automated Tender Offer Program ("ATOP") for a book-entry transfer, with any required signature guarantees and any other required documents, must be received by the exchange agent at the address or the facsimile number set forth under "The Exchange Offer -- Exchange Agent" prior to the expiration date and (b) tendered Original Notes must be received by the exchange agent, or such Original Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the exchange agent, in each case prior to the expiration date, or (ii) the guaranteed delivery procedures set forth below must be complied with. To receive confirmation of valid tender of Original Notes, a holder should contact the exchange agent at the telephone number listed under "The Exchange Offer -- Exchange Agent."

      If less than all of the Original Notes are tendered, a tendering holder should fill in the amount of Original Notes being tendered in the appropriate box on the letter of transmittal. The entire amount of Original Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

      If any letter of transmittal, endorsement, note power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by us, evidence satisfactory to us of such person's authority to so act also must be submitted.

Any beneficial owner of Original Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such entity promptly if such beneficial holder wishes to participate in the exchange offer.

      The method of delivering Original Notes, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery and proper insurance should be obtained. No Original Note, letter of transmittal or other required document should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect these transactions for them.

      Book-Entry Transfer

      The exchange agent has established an account with respect to the Original Notes at DTC for purposes of the exchange offer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC's ATOP procedures to tender Original Notes. Any participant in DTC may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent's account in accordance with DTC's ATOP procedures for transfer.

      However, the exchange for the Original Notes so tendered will be made only after a book-entry confirmation of such book-entry transfer of Original Notes into the exchange agent's account and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering Original Notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Delivery of documents to DTC does not constitute delivery to the exchange agent.

      Signature Guarantees

      Certificates for Original Notes need not be endorsed and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless (i) a certificate for Original Notes is registered in a name other than that of the person surrendering the certificate or (ii) a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal. In the case of (i) or (ii) above, such certificates for Original Notes must be duly endorsed or accompanied by a properly executed note power, with the endorsement or signature on the note power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934 as an "eligible guarantor institution," including (as such terms are defined therein) (i) a bank, (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (iii) a credit union, (iv) a national securities exchange, registered securities association or clearing agency or (v) a savings association that is a participant in a Securities Transfer Association (each an "Eligible Institution"), unless an Original Note is surrendered for the account of an Eligible Institution. See Instruction 2 to the letter of transmittal.

      Guaranteed Delivery

      If a holder desires to tender Original Notes pursuant to the exchange offer and the certificates for such Original Notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Original Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

(i)	such tenders are made by or through an Eligible Institution;
(ii)

prior to the expiration date, the exchange agent receives from the Eligible Institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, or an electronic message through ATOP with respect to guaranteed delivery for book-entry transfers, setting forth the name and address of the holder of Original Notes and the amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery, or transmission of such electronic message through ATOP for book-entry transfers, the certificates for all physically tendered Original Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent that

• sets forth the name and address of the holder of Original Notes and the amount of Original Notes tendered,
• states that the tender is being made thereby and
•

guarantees that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, or transmission of such electronic message through ATOP for book-entry transfers, the certificates for all physically tendered Original Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

(iii)

the certificates (or book-entry confirmation) representing all tendered Original Notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or a facsimile thereof), or a properly transmitted electronic message through ATOP in the case of book-entry transfers, and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery or transmission of such electronic message through ATOP with respect to guaranteed delivery for book-entry transfers.

Determination of Validity

      We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Original Notes. Our determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

      Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of Original Notes will not be deemed made until those defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Withdrawal Rights

      You may withdraw your tender of Original Notes at any time before 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective, the exchange agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date.

Any notice of withdrawal must:

(i)	specify the name of the person that tendered the Original Notes to be withdrawn;
(ii)	identify the Original Notes to be withdrawn, including the certificate number or numbers and principal amount of such Original Notes;
(iii)	include a statement that the holder is withdrawing its election to have the Original Notes exchanged;
(iv)

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Original Notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the Indenture register the transfer of the Original Notes into the name of the person withdrawing the tender; and

(v)	specify the name in which any of the Original Notes are to be registered, if different from that of the person that tendered the Original Notes.

      The exchange agent will return the properly withdrawn Original Notes promptly following receipt of a notice of withdrawal. If Original Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Original Notes or otherwise comply with DTC's procedures.

      Any Original Notes withdrawn will not have been validly tendered for exchange for purposes of the exchange offer. Any Original Notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of Original Notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to its book-entry transfer procedures, the Original Notes will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described under "The Exchange Offer -- Procedures for Tendering Original Notes" above at any time on or before the expiration date.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the exchange date, all Original Notes validly tendered and will issue the Exchange Notes promptly after the acceptance. Please refer to the section in this prospectus entitled "The Exchange Offer -- Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted validly tendered Original Notes for exchange when we give notice of acceptance to the exchange agent.

      For each Original Note accepted for exchange, the holder of the Original Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Original Note.

      In all cases, delivery of Exchange Notes in exchange for Original Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

(i)	Original Notes or a book-entry confirmation of a book-entry transfer of Original Notes into the exchange agent's account at DTC;
(ii)

a properly completed and duly executed letter of transmittal or an electronic message agreeing to be bound by the letter of transmittal properly transmitted through ATOP with any required signature guarantees; and

(iii)	any other documents required by the letter of transmittal.

      Accordingly, the delivery of Exchange Notes might not be made to all tendering holders at the same time and will depend upon when Original Notes, book-entry confirmations with respect to Original Notes and other required documents are received by the exchange agent.

Conditions to the Exchange Offer

      We will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Original Notes and may terminate or amend the exchange offer, by notice to the exchange agent or by a timely press release, at any time before accepting any of the Original Notes for exchange, if in our reasonable judgment:

(i)	the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or
(ii)

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the Original Notes of any holder that has not made to us:
(i)	the representations described under "The Exchange Offer -- Resale of Exchange Notes" and "Plan of Distribution"; and
(ii)

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available an appropriate form for registration of the Exchange Notes under the Securities Act of 1933.

      We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Original Notes by giving oral or written notice of such extension to their holders. During any such extensions, all Original Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any Original Notes that we do not accept for exchange for any reason without expense to their tendering holders as promptly as practicable after the expiration or termination of the exchange offer.

      In addition, we expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any Original Notes not previously accepted for exchange upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the Original Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

      These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

      In addition, we will not accept for exchange any Original Notes tendered and will not issue Exchange Notes in exchange for any such Original Notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

Exchange Agent

      We have appointed The Bank of New York as the exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, requests for the notice of guaranteed delivery, as well as all executed letters of transmittal, to the exchange agent at the addresses listed below:

By Hand or Overnight Delivery:

The Bank of New York
101 Barclay Street
Corporate Trust Services Window
Ground Level
New York, New York 10286
Attention: Reorganization Section/Floor 7E

By Registered or Certified Mail:

The Bank of New York
101 Barclay Street, 7E
New York, New York 10286
Attention: Reorganization Section/Floor 7E

By Facsimile Transmission:

(Eligible Institutions Only)
(212) 298-1915

To Confirm by Telephone or for Information:

(212) 815-5098

      Delivery to an address other than as listed above, or transmissions of instructions to a facsimile number other than as listed above, will not constitute a valid delivery.

      The Bank of New York is the trustee under the Indenture governing the Original Notes and Exchange Notes.

Solicitation of Tenders; Fees and Expenses

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

      We will pay the estimated cash expenses to be incurred in connection with the exchange offer, including the following:

(i)	fees and expenses of the exchange agent and trustee;
(ii)	SEC registration fees;
(iii)	accounting and legal fees, including fees of one counsel for the holders of the Original Notes; and
(iv)	printing and mailing expenses.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the exchange of Original Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

(i)

certificates representing Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Original Notes tendered;

(ii)	Exchange Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes;
(iii)	tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or
(iv)	a transfer tax is imposed for any reason other than the exchange of Original Notes under the exchange offer.

      If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

      We will record the Exchange Notes at the same carrying value as the Original Notes are reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of Exchange Notes for Original Notes. We will amortize the expenses incurred in connection with the issuance of the Exchange Notes over the respective terms of the Exchange Notes.

Consequences of Failure To Exchange

      If you do not exchange your Original Notes for Exchange Notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the Original Notes as described in the legend on the Original Notes. In general, the Original Notes may be offered or sold only if registered under the Securities Act of 1933, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws.

      Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your Original Notes. Please refer to the section in this prospectus entitled "Certain United States Federal Income Tax Considerations."

      As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreements. If you do not tender your Original Notes in the exchange offer, you will be entitled to all of the rights and limitations applicable to the Original Notes under the Indenture, except for any rights under the registration rights agreements that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer, including the right to require us to register your Original Notes or pay additional interest. To the extent that Original Notes are tendered and accepted in the exchange offer, the trading market for untendered, or tendered but unaccepted, Original Notes could be adversely affected. Please refer to the section in this prospectus entitled "Risk Factors - If you do not properly tender your Original Notes for Exchange Notes, you will continue to hold unregistered notes which are subject to transfer restrictions."

      We may in the future seek to acquire untendered Original Notes in open market or privately negotiated transactions through subsequent exchange offers or otherwise. However, we have no present plans to acquire any Original Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Original Notes.
      Holders of Original Notes of each series and of Exchange Notes of the corresponding series that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the Indenture.

DESCRIPTION OF THE EXCHANGE NOTES

General

      The form and terms of each series of Exchange Notes are identical in all material respects to the form and terms of the corresponding series of Original Notes except that the Exchange Notes (i) will not be subject to the restrictions on transfer applicable to the Original Notes, (ii) will bear a different CUSIP number and (iii) will not be entitled to the rights of holders of Original Notes under the registration rights agreements, including additional interest.

      Each series of Original Notes was issued and each series of Exchange Notes will be issued as a series of debt securities under the Indenture, dated as of September 6, 2002, between us and The Bank of New York, as trustee. The statements set forth below are brief summaries of certain provisions contained in the Indenture. These summaries do not purport to be complete and are qualified in their entirety by reference to the Indenture and the form of the Exchange Notes, which are filed as exhibits to the registration statement of which this prospectus is a part. Whenever particular provisions or defined terms in the Indenture are referred to under this "Description of the Exchange Notes," those provisions or defined terms are incorporated by reference in this prospectus.

Rank

      We may issue an unlimited amount of debt securities under the Indenture. Debt securities issued under the Indenture, including the Exchange Notes, rank equally with all of our other unsecured and unsubordinated debt and liabilities, including trade payables, guarantees, lease obligations and letter of credit obligations.

Structural Subordination

      We are a holding company that conducts all of our operations through subsidiaries. As the direct or indirect holder of our subsidiaries' common stock, our claims with respect to the assets of those subsidiaries are subordinate to the claims of our subsidiaries' creditors, including debtholders, and preferred stockholders. Consequently, the Exchange Notes will, in effect, be subordinated to all existing and future preferred stock and liabilities, including indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations, of our subsidiaries. Most of our subsidiaries have outstanding indebtedness, and Pepco, DPL and ACE have outstanding shares of preferred stock. The provisions of the Indenture do not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

Interest And Interest Payment Dates

Interest on each Exchange Note will:

(i)	be payable in U.S. dollars;
(ii)	be payable semi-annually in arrears on February 15 and August 15 of each year, each of which we refer to as an interest payment date, commencing August 15, 2003, and at maturity;
(iii)

be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and, for any interest period shorter than a full month, on the basis of the actual number of days elapsed in such period;

(iv)	will accrue from the last date on which interest was paid on the Original Note surrendered in the exchange offer; and
(v)	be paid to the persons in whose names the Exchange Notes are registered at the close of business on each February 1 and August 1. See "Description of the Exchange Notes -- Book-Entry Only -- DTC."

      The period commencing on an interest payment date and ending on the day preceding the next succeeding interest payment date is called an "interest period," provided that the initial interest period will commence on the last date on which interest was paid on the Original Note surrendered in the exchange offer.

Optional Redemption

      We may redeem any of the Exchange Notes in whole or in part, at our option, at any time prior to their maturity, at the redemption prices described below. We will give notice of our intent to redeem the Exchange Notes at least 30 days, but no more than 60 days, prior to the redemption date.

      If we redeem all or any part of the Exchange Notes as described above, we will pay a redemption price equal to the greater of

(i)	100% of the principal amount of the Exchange Notes being redeemed or
(ii)	the Make-Whole Amount for the Exchange Notes being redeemed,

plus, in each case, accrued interest on such Exchange Notes to the redemption date.

       "Make-Whole Amount" means the sum of the present values of the remaining scheduled payments of principal and interest on the Exchange Notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points for the Exchange Notes due 2007, at the Treasury Rate plus 35 basis points for the Exchange Notes due 2012 and at the Treasury Rate plus 40 basis points for the Exchange Notes due 2032.

       "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

       "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Exchange Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Exchange Notes.

       "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the H.15 Daily Update of the Federal Reserve Bank, or (ii) if such release (or any successor release) is not published or does not contain prices on such business day the Reference Treasury Dealer Quotations actually obtained by the trustee for such redemption date.

       "H.15 (519)" means the weekly statistical release entitled "H.15 (519) Selected Interest Rates" or any successor publication published by the Board of Governors of the Federal Reserve System.

       "H.15 Daily Update" means the daily update of H.15 (519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

       "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

       "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc One Capital Markets, Inc. and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary United States Treasury securities dealer in New York City (a "Primary Treasury Dealer") we shall substitute therefor another Primary Treasury Dealer.

       "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

      If at the time notice of redemption is given the redemption moneys are not on deposit with the trustee, the redemption shall be subject to the receipt of such moneys on or before the redemption date, and such notice shall be of no effect unless such moneys are received.

      Upon payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Exchange Notes or portions thereof called for redemption.

Additional Notes

      On the date of this prospectus, $500,000,000 in aggregate principal amount of Original Notes due 2007, $750,000,000 in aggregate principal amount of Original Notes due 2012 and $250,000,000 in aggregate principal amount of Original Notes due 2032 are outstanding. We may without the consent of the holders of Original Notes or Exchange Notes and under certain conditions increase the principal amount of the Exchange Notes of each series in the future on the same terms and conditions and with the same CUSIP number as the Exchange Notes of such series.

Book-Entry Only -- DTC

      The Exchange Notes will trade through DTC. The Exchange Notes will be represented by a global certificate and registered in the name of DTC's nominee, Cede & Co.

      DTC is a New York limited-purpose trust company, a New York banking organization, a New York clearing corporation, a member of the Federal Reserve System and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities for its participants and also facilitates settlement of securities transactions among its participants through electronic computerized book-entry changes in the participants' accounts, thereby eliminating the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies and clearing corporations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., American Stock Exchange LLC and NASD Inc. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its system are on file with the SEC.

      Purchases of Exchange Notes within the DTC system must be made through participants, which will receive a credit for the Exchange Notes on DTC's records. The beneficial ownership interest of each purchaser will be recorded on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through which they purchased Exchange Notes. Transfers of ownership interests in Exchange Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their Exchange Notes, except if use of the book-entry system for Exchange Notes is discontinued.

      To facilitate subsequent transfers, all Exchange Notes deposited by participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Exchange Notes with DTC and their registration in the name of Cede & Co. do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of Exchange Notes; DTC's records reflect only the identity of the participants to whose accounts such Exchange Notes are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices will be sent to DTC.

      Neither DTC, nor Cede & Co., will itself consent or vote with respect to Exchange Notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those participants to whose accounts Exchange Notes are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of Exchange Notes.

      Payments of redemption proceeds, principal of and interest on Exchange Notes will be made to Cede & Co. DTC's practice is to credit participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of participants and not of DTC, the trustee or us. Payment of redemption proceeds, principal and interest to Cede & Co. is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

      A beneficial owner will not be entitled to receive physical delivery of Exchange Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Exchange Notes.

      DTC may discontinue providing its services as securities depository with respect to Exchange Notes at any time by giving us or the trustee reasonable notice. In the event no successor securities depository is obtained, certificates for Exchange Notes will be printed and delivered. If we decide to discontinue use of the DTC system of book-entry transfers, certificates for Exchange Notes will be printed and delivered.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy of this information.

Payment and Paying Agents

      Interest on each Exchange Note payable on each interest payment date will be paid to the person in whose name that Exchange Note is registered as of the close of business on the regular record date for such interest payment. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any Exchange Note, the defaulted interest may be paid to the holder of such Exchange Note as of the close of business on a date no less than 10 nor more than 15 days before the date established by us for proposed payment of such defaulted interest or in any other manner permitted by any securities exchange on which that Exchange Note may be listed, if the trustee finds it practicable. (Indenture, Section 307.)

      Principal of, premium, if any, and interest on Exchange Notes at maturity will be payable upon presentation of the Exchange Notes at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for the Exchange Notes. However, we may elect to pay interest by check mailed to the address of the person entitled to such payment at the address appearing in the security register. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the Exchange Notes. (Indenture, Section 602.)

      All moneys paid by us to a paying agent for the payment of the principal of, premium, if any, or any interest on any Exchange Note which remain unclaimed for two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such Exchange Note thereafter may look only to us for payment. (Indenture, Section 603.)

Registration and Transfer

      If Exchange Notes at any time are issued otherwise than as registered global securities, the transfer of the Exchange Notes may be registered, and Exchange Notes may be exchanged for other Exchange Notes of the same series, of authorized denominations and with the same terms and aggregate principal amount, at the offices of the trustee. We may change the place for registration of transfer and exchange of the Exchange Notes and designate additional places for registration of transfer and exchange. (Indenture, Section 602.)

      No service charge will be made for any transfer or exchange of Exchange Notes. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange. We will not be required to register the transfer of, or to exchange, the Exchange Notes of any series during the 15 days prior to the date on which notice of redemption of any Exchange Notes of that series is mailed or any Exchange Note that is selected for redemption. (Indenture, Section 305.)

Defeasance

      The Indenture provides that we may defease and be discharged from all obligations with respect to the Exchange Notes and the Indenture ("legal defeasance") or be released from our obligations under certain covenants under the Indenture with respect to the Exchange Notes such that our failure to comply with the defeased covenants will not constitute an Event of Default ("covenant defeasance"). We may effect a legal defeasance or a covenant defeasance by

(i)

irrevocably depositing in trust with the trustee money or Eligible Obligations (as defined in the Indenture) or a combination of money and Eligible Obligations, which will be sufficient to pay when due the principal of, and any premium and interest on, the Exchange Notes, and

(ii)	satisfying certain other conditions specified in the Indenture.
We may not effect a legal defeasance or a covenant defeasance unless we deliver to the trustee an opinion of counsel to the effect that the holders of the affected Exchange Notes will
(i)	not recognize income, gain or loss for United States federal income tax purposes as a result of the legal defeasance or the covenant defeasance and
(ii)	be subject to United States federal income tax on the same amounts, in the same manner and at the same times as if the legal defeasance or covenant defeasance had not occurred.

      In the case of legal defeasance, such opinion must be based upon a change in law or a ruling of the Internal Revenue Service. (Indenture, Article 7.)

Limitation on Liens

      The Indenture provides that we will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any Significant Subsidiary, now or hereafter owned by us or by any Significant Subsidiary, to secure any Indebtedness without also securing the outstanding Exchange Notes equally and ratably with such Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to or prevent the creation or any extension, renewal or refunding of:

(i)

any mortgage, pledge, security interest, lien or encumbrance (collectively, "lien") upon any capital stock created at the time it is acquired by us or any Significant Subsidiary or within 360 days after that time to secure all or any portion of the purchase price for the capital stock;

(ii)

any lien upon any capital stock existing at the time it (or any corporation or other legal entity that directly, or indirectly, owns such capital stock) is acquired by us or any Significant Subsidiary, whether or not the secured obligations are assumed by us or such Significant Subsidiary;

(iii)	any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that:
(a)

the execution or enforcement of the lien is effectively stayed within 60 days after entry of the corresponding judgment or the corresponding judgment has been discharged within that 60-day period and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted; or

(b) the payment of the lien is covered in full by insurance (except for the applicable deductibles) and the insurance company has not denied or contested coverage thereof; or
(c)

so long as the lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired; or

(iv)

any lien related to the financing of any property of any Significant Subsidiary, the obligee in respect of which has no recourse to us and recourse only to the assets of such Significant Subsidiary financed in whole or in part with the proceeds of the Indebtedness secured by such lien and to the capital stock of such Significant Subsidiary; provided that the only property of such Significant Subsidiary is the property financed in whole or in part with the proceeds of the debt secured by such lien; provided further that the obligee referenced herein shall be deemed not to have recourse to us to the extent that we have entered into obligations to provide equity contributions (or credit support for such equity contributions or subordinated loans in lieu of equity contributions) or performance guarantees with respect to engineering, procurement or construction contracts or other project documents (excluding loan documents or other debt instruments) related to the assets being financed, or similar obligations, which obligations are, in nature and amount, then customary for project sponsors in connection with financings of the type contemplated in this clause (iv).

We refer to the liens permitted by clauses (i) through (iv) above as "Permitted Liens." For purposes of the restriction described in the preceding paragraph, "Indebtedness" means:
(i)	all indebtedness created or assumed by us or any Subsidiary for the repayment of money borrowed;
(ii)

all indebtedness for money borrowed secured by a lien upon property owned by us or any Subsidiary and upon which indebtedness for money borrowed we, or any Subsidiary, customarily pay interest, although we, or such Subsidiary, have not assumed or become liable for the payment of the indebtedness for money borrowed; and

(iii)

all indebtedness of others for money borrowed which is guaranteed as to payment of principal by us or any Subsidiary or in effect guaranteed by us or such Subsidiary through a contingent agreement to purchase the indebtedness for money borrowed, but excluding from this definition any other contingent obligation of us or any Subsidiary in respect of indebtedness for money borrowed or other obligations incurred by others.

       "Subsidiary" means a corporation in which more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has that voting power by reason of any contingency.

       "Significant Subsidiary" means any Subsidiary, the Assets of which constitute 5% or more of the total Assets of us and our Consolidated Subsidiaries as of the time that any lien upon the capital stock of such Subsidiary is effected.

      The "Assets" of any person means the whole or any part of its business, property, assets, cash and receivables.

      Notwithstanding the foregoing, except as otherwise specified in the officer's certificate setting out the terms of a particular series of debt securities, we may, without securing the debt securities, including the Exchange Notes, pledge, mortgage, hypothecate or grant a security interest in, or permit any lien, in addition to Permitted Liens, upon, capital stock of any Significant Subsidiary now or hereafter owned by us to secure any Indebtedness, in an aggregate amount which, together with all other such Indebtedness so secured, does not exceed 15% of Consolidated Capitalization. For this purpose, "Consolidated Capitalization" means the sum of:

(i)	Consolidated Shareholders' Equity;
(ii)

Consolidated Indebtedness for money borrowed, which is total indebtedness as shown on the consolidated balance sheet of us and our Consolidated Subsidiaries, inclusive of any that is due and payable within one year of the date the sum is determined;

(iii)	any preference or preferred stock of us or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions; and, without duplication,
(iv)	Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust.

      The term "Consolidated Shareholders' Equity" means the total Assets of us and our Consolidated Subsidiaries less all liabilities of us and our Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities, including without limitation:

(i)

indebtedness secured by property of us or any Consolidated Subsidiary, whether or not we or such Consolidated Subsidiary is liable for the payment of the indebtedness, unless, in the case that we or such Consolidated Subsidiary is not so liable, the property has not been included among the Assets of us or such Consolidated Subsidiary on the balance sheet;

(ii)	deferred liabilities;
(iii)	indebtedness of us or any Consolidated Subsidiary that is expressly subordinated in right and priority of payment to other liabilities of us or such Consolidated Subsidiary; and
(iv)	Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust.

      As used in this definition, "liabilities" includes preference or preferred stock of us or any Consolidated Subsidiary only to the extent of any preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

      The term "Consolidated Subsidiary" means at any date any Subsidiary the financial statements of which under generally accepted accounting principles would be consolidated with those of us in our consolidated financial statements as of that date.

      As of September 30, 2002, our Consolidated Capitalization was approximately $9.5 billion.

      The Indenture does not limit the ability of any of our Subsidiaries to grant liens upon any of their properties (other than the capital stock of their Significant Subsidiaries) or to transfer assets to Subsidiaries the capital stock of which may be subjected to liens. Furthermore, Permitted Lens, under some circumstances, could be placed on the capital stock of Significant Subsidiaries holding a significant portion of our assets in the future. (Indenture, Section 608.)

Consolidation, Merger and Sale of Assets

      Under the terms of the Indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets as, or substantially as, an entirety to any entity, unless:

(i)	the surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes our obligations on all debt securities under the Indenture;

(ii)

immediately after giving effect to the transaction, no Event of Default under the Indenture or no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing; and

(iii)	we shall have delivered to the trustee an officer's certificate and an opinion of counsel as provided in the Indenture.
Event of Default The term "Event of Default," when used in the Indenture with respect to any debt securities issued thereunder, including the Exchange Notes, means any of the following:
(i)	failure to pay interest on such debt securities within 30 days after it is due;
(ii)	failure to pay the principal of or any premium on any such debt securities when due;
(iii)

failure to perform any other covenant in the Indenture, other than a covenant that does not relate to such series of debt securities, that continues for 90 days after we receive written notice from the trustee, or we and the trustee receive a written notice from the holders of a majority in aggregate principal amount of the debt securities of that series; provided, however, that the 90 day period will be extended if we initiate corrective action within such period and diligently pursue such action; or

(iv)	events of our bankruptcy, insolvency or reorganization specified in the Indenture. (Indenture, Section 801.)

       An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. The trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders.

Remedies

      If an Event of Default under the Indenture for any series of debt securities, including the Exchange Notes, occurs and continues, the trustee or the holders of a majority in aggregate principal amount of all the debt securities of the series may declare the entire principal amount of all the debt securities of that series, together with accrued interest, to be due and payable immediately. However, if the Event of Default is applicable to all outstanding debt securities under the Indenture, only the trustee or holders of a majority in aggregate principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

      At any time after a declaration of acceleration with respect to the debt securities, including the Exchange Notes, of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event of Default under the Indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

(i)	we have paid or deposited with the trustee a sum sufficient to pay:

(a) all matured installments of interest on all debt securities of the series;
(b) the principal of and premium, if any, on any debt securities of the series which have become due otherwise than by acceleration;
(c)

interest on overdue interest (to the extent allowed by law) and on principal and any premium which have become due otherwise than by acceleration at the prescribed rates, if any, set forth in such debt securities
; and

(d) all amounts due to the trustee under the Indenture; and
(ii)	any other Event of Default under the Indenture with respect to the debt securities of that series has been cured or waived as provided in the Indenture.

      There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization. (Indenture, Section 802.)

      Other than its duties in case of an Event of Default under the Indenture, the trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities, including the Exchange Notes, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred upon the trustee. However, if the Event of Default under the Indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. (Indenture, Section 812.) The trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture.

      No holder of debt securities, including the Exchange Notes, of any series will have any right to institute any proceeding under the Indenture, or for any remedy under the Indenture, unless:

(i)	the holder has previously given to the trustee written notice of a continuing Event of Default under the Indenture;
(ii)

the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an Event of Default under the Indenture shall have occurred and be continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee, to institute proceedings; and

(iii)	the trustee has failed to institute any proceeding for 60 days after notice. (Indenture, Section 807.)

      However, these limitations do not apply to a suit by a holder of a debt security, including the Exchange Notes, for payment of the principal, premium, if any, or interest on the debt security on or after the applicable due date. (Indenture, Section 808.)

      We will provide to the trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the Indenture. (Indenture, Section 606.)

Modification and Waiver

      Without the consent of any holder of debt securities, including the Exchange Notes, issued under the Indenture, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

(i)	to evidence the assumption by any permitted successor of our covenants in the Indenture and in the debt securities;
(ii)	to add to our covenants or to surrender any of our rights or powers under the Indenture;
(iii)	to add additional events of default under the Indenture;
(iv)

to change, eliminate or add any provision to the Indenture; provided, however, that, if the change will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

(a) when the consent of the holders of debt securities of such series has been obtained in accordance with the Indenture; or
(b) when no debt securities of the affected series remain outstanding under the Indenture;
(v)	to provide collateral security for all but not part of the debt securities;
(vi)	to establish the form or terms of debt securities of any other series as permitted by the Indenture;
(vii)	to provide for the authentication and delivery of bearer securities;
(viii)	to evidence and provide for the acceptance of appointment of a successor trustee;
(ix)	to provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;
(x)	to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange, and notices to us may be served;
(xi)

to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture; provided that the action does not adversely affect the interests of the holders of debt securities of any series in any material respect; or

(xii)

to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the Trust Indenture Act and to add to the Indenture such other provisions as may be expressly required under the Trust Indenture Act. (Indenture, Section 1201.)

      The holders of at least a majority in aggregate principal amount of the debt securities, including the Exchange Notes, of all series then outstanding may waive our compliance with some restrictive provisions of the Indenture. (Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding debt securities, including the Exchange Notes, of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected. (Indenture, Section 813.)

      If the Trust Indenture Act is amended after the date of the Indenture in such a way as to require changes to the Indenture, the Indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act. We and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Indenture, Section 1201.)

      The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding is required for all other modifications to the Indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

(i)

change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

(ii)

reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences without the consent of all the holders of the series; or

(iii)

modify some of the provisions of the Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected thereby. (Indenture, Section 1202.)

      A supplemental indenture which changes the Indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the Indenture of the holders of the debt securities of any other series.

      The Indenture provides that debt securities owned by us or anyone else required to make payment on the debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

      We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange for those debt securities. A transferee will be bound by acts of the trustee or us in reliance thereon, whether or not notation of that action is made upon the debt security. (Indenture, Section 104.)

Resignation of a Trustee

      The trustee may resign at any time by giving written notice to us, or the holders of a majority in principal amount of all series of debt securities then outstanding may remove the trustee at any time by giving written notice to us and the trustee. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a resolution of our Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the respective indenture, the trustee will be deemed to have resigned, and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Indenture, Section 910.)

Notices

      Notices to holders of debt securities, including Exchange Notes, will be given by mail to the addresses of such holders as they may appear in the security register for debt securities. (Indenture, Section 106.)

Title

      We, the trustee and any agent of us or the trustee may treat the person in whose name debt securities, including Exchange Notes, are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

Governing Law

      The Indenture and the debt securities, including the Exchange Notes, will be governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 113.)

Information about the Trustee

      The trustee under the Indenture is The Bank of New York. In addition to acting as trustee under the Indenture, The Bank of New York acts, and may act, as trustee and paying agent under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of our businesses. The Bank of New York also is the exchange agent for the exchange offer.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain material United States federal income tax consequences of the exchange offer and of the ownership and disposition of the Original Notes and the Exchange Notes, which we refer to in this section collectively as the Notes. Unless otherwise stated, this summary deals only with U.S. holders who hold the Notes as capital assets. This summary assumes that transfers of the Notes and payments thereon will be made in accordance with the Indenture.

      As used herein, "U.S. holders" are any beneficial owners of the Notes that are, for United States federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source or (iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date may also be treated as U.S. holders. As used herein, "non-U.S. holders" are beneficial owners of the Notes, other than partnerships, that are not U.S. holders. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the Notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisor about the United States federal income tax consequences of owning and disposing of the Notes.

      This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors. It also does not discuss Notes held as part of a hedge, straddle, "synthetic security" or other integrated transaction. This summary does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain United States expatriates or (iii) shareholders, partners or beneficiaries of a holder of the Notes. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Notes. This summary is based on the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

You should consult with your own tax advisor regarding the federal, state, local and foreign income, franchise, personal property and any other tax consequences of the ownership and disposition of the Notes.

Tax Consequences of the Exchange Offer

      The exchange of Original Notes for Exchange Notes, pursuant to the exchange offer, will not be a taxable event for United States federal income tax purposes. Accordingly, a holder will not recognize a gain or loss as a result of exchanging the Original Notes for the Exchange Notes pursuant to the exchange offer. A holder will have the same tax basis in an Exchange Note as in the Original Note exchanged therefor, and the holding period of an Exchange Note will include the holding period of the Original Note exchanged therefor.

Taxation of U.S. Holder

      Interest Income

      We may be required to pay a redemption premium if we exercise our option to redeem certain Notes pursuant to the terms and conditions described in "Description of the Exchange Notes -- Optional Redemption." If there were more than a remote likelihood that a redemption premium would be paid, the Notes could be subject to the rules applicable to contingent payment debt instruments, including mandatory accrual of interest in accordance with those rules. PHI has determined (and this discussion assumes) that the likelihood of a redemption premium being paid is remote. Accordingly, interest paid on the Notes will be taxable to a U.S. holder as ordinary income at the time it accrues or is received (in accordance with such U.S. holder's regular method of accounting).

      Notes Purchased with Market Discount

      A U.S. holder will be considered to have purchased a Note with "market discount" if the holder's tax basis in the Note immediately after the purchase is less than the Note's stated redemption price at maturity. A Note is not treated as having market discount if the amount of market discount is de minimis. For this purpose, the amount of market discount is de minimis if it does not exceed the product of 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity remaining as of such date. If the Note has de minimis market discount, a U.S. holder must generally include such de minimis amount in income (as capital gain) as stated principal payments are made.

      If a Note is treated as having market discount, any partial payment of principal on, or gain recognized on the maturity or disposition of, the Note will generally be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the Note. Alternatively, a U.S. holder of a Note may elect to include market discount in income currently over the life of the Note. Such an election applies to all debt instruments with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. When such an election is made, market discount accrues on a straight-line basis unless the holder further elects to accrue such discount on a constant yield to maturity basis. This latter election is applicable only to the debt security with respect to which it is made and is irrevocable. A holder of a Note that does not elect to include market discount in income currently will generally be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

Notes Purchased at a Premium

      A U.S. holder will be considered to have purchased a Note at a premium if the holder's tax basis in the Note immediately after the purchase (which does not include any amount paid in respect of accrued interest on the Note) is greater than the amount payable at maturity. A holder may elect to treat such premium as "amortizable bond premium," in which case the amount of interest on the Note required to be included in the holder's income each year will be reduced by the amount of the amortizable bond premium allocable (generally under a constant yield method based on the holder's yield to maturity) to such year, with a corresponding decrease in the holder's adjusted tax basis in the Note. Any election to amortize bond premium is applicable to all debt securities (other than a tax-exempt debt security) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and may not be revoked without the consent of the Internal Revenue Service.

Sale, Exchange or Redemption of Notes

      Except as described above (with respect to the exchange offer), a U.S. holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition of a Note and the holder's tax basis in such Note. The amount realized is generally equal to the amount of cash and the fair market value of property received for the Note (other than amounts attributable to accrued but unpaid interest). A holder's tax basis in the Note generally will be the purchase price paid therefor. In the case of a holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a Note if such holder's holding period for such Note exceeds one year.

      To the extent the amount realized is less than the holder's tax basis, the holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Information Reporting and Backup Withholding Tax

      In general, information reporting requirements will apply to payments of principal and interest on the Notes and payments of the proceeds of the sale of the Notes, and a backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. The backup withholding tax rate is currently 30%. Any amounts withheld under the backup withholding rules from a payment to a holder generally will be allowed as a credit against such holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Taxation of Non U.S. Holders

      The rules governing United States federal income taxation of a non-U.S. holder of the Notes are complex, and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the Notes, including any reporting requirements.

Interest Income

      Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business is subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on a Note by a non-U.S. holder will qualify for the "portfolio interest" exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that: (i) the non-U.S. holder does not actually or constructively own 10% of more of the total combined voting power of all classes of our stock entitled to vote; (ii) the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; (iii) the non-U.S. holder is not a bank which acquired the Note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (iv) either (a) the non-U.S. holder certifies to the payor or the payor's agent, under penalties of perjury, that it is not a United States person and provides its name, address and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or (b) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the Notes in such capacity, certifies to the payor or the payor's agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes the payor or the payor's agent with a copy thereof. The applicable United States Treasury regulations also provide alternative methods for satisfying the certification requirements of clause (iv), above. If a non-U.S. holder holds the Note through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable United States Treasury regulations.

      Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a U.S. holder if the interest is effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected interest income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate (or, if applicable, at a lower tax rate specified by an applicable income tax treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor's agent.

Sale, Exchange or Redemption of Notes

      A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of a Note unless (i) the gain is effectively connected with a United States trade or business of the non-U.S. holder or (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (a) such holder has a "tax home" in the United States or (b) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States. As described above (with respect to the exchange offer), the exchange of Original Notes for the Exchange Notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes.

Information Reporting and Backup Withholding Tax

      United States backup withholding tax will not apply to payments on the Notes to a non-U.S. holder if the statement described in clause (iv) under "Interest Income" above is duly provided by such holder, provided that the payor does not have actual knowledge that the holder is a United States person. Information reporting requirements may apply with respect to interest payments on the Notes, in which event the amount of interest paid and tax withheld (if any) with respect to each non-U.S. holder will be reported annually to the Internal Revenue Service. Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of Notes effected outside the United States by a foreign office of a "broker" as defined in applicable Treasury regulations (absent actual knowledge that the payee is a United States person), unless such broker (i) is a United States person as defined in the Code, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation for United States federal income tax purposes or (iv) is a foreign partnership with certain United States connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the Notes provides the statement described in clause (iv) under "Interest Income" above or otherwise establishes an exemption.

      The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

PLAN OF DISTRIBUTION

      Based on interpretations by the staff of the SEC set forth in no-action letters issued to other companies, we believe that a holder, other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act of 1933 or a broker-dealer registered under the Securities Exchange Act of 1934 that purchases Original Notes or Exchange Notes from us to resell pursuant to Rule 144A under the Securities Act of 1933 or any other exemption, that acquires the Exchange Notes in the ordinary course of business and that is not participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in, the distribution of the Original Notes or Exchange Notes will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act of 1933 and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933. However, if any holder acquires Exchange Notes in the exchange offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corp. (available May 13, 1988) or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Notes obtained by such holder in exchange for Original Notes acquired by such holder directly from us or an affiliate thereof, unless an exemption from registration is otherwise available.

      As contemplated by the above no-action letters and the registration rights agreements, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that it:

(i)	is not an affiliate of PHI;
(ii)	is not participating in, and does not intend to participate in, and has no arrangement or understanding with any person to participate in, a distribution of the Original Notes or the Exchange Notes;
(iii)	is acquiring the Exchange Notes in the ordinary course of business;
(iv)

if it is a broker-dealer, it did not purchase the Original Notes being tendered in the exchange offer directly from us for resale pursuant to Rule 144A or any other available exemption from registration under the Securities Act of 1933; and

(v)

if it is a broker-dealer, it will receive the Exchange Notes for its account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, and it acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes.

      This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, dealers effecting transactions in Exchange Notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

      For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of Original Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

      Certain legal matters with respect to the Exchange Notes will be passed upon for us by William T. Torgerson, Esq., our Executive Vice President and General Counsel, and by Covington & Burling, Washington, D.C.

EXPERTS
The financial statements incorporated by reference in this prospectus include:
•

Consolidated financial statements of Pepco Holdings, Inc. as of December 31, 2001 and for the period from February 9, 2001 (inception) to December 31, 2001, included in the Annual Report on Form 10-K of Pepco Holdings, Inc. for the period ended December 31, 2001.

•

Consolidated financial statements of Potomac Electric Power Company as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, included in the Annual Report on Form 10-K of Potomac Electric Power Company for the year ended December 31, 2001.

•

Consolidated financial statements of Conectiv as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, included in the Annual Report on Form 10-K of Conectiv for the year ended December 31, 2001.

      The aforementioned financial statements have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision cannot eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under section 174 of the Delaware General Corporation Law for unlawful payment of dividends or stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides that the personal liability of the directors of the Registrant to the Registrant and its stockholders for monetary damages shall be eliminated or limited to the fullest extent permissible under applicable law as may be amended from time to time.

      Under Delaware law, a corporation is permitted to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was an officer, director, employee or agent of the corporation or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (i) if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in the case of a criminal proceeding, the person had no reasonable cause to believe that his conduct was unlawful.

      A corporation also is permitted to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor by reason of the fact that the person is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification is permitted with respect to any claim, issue or matter as to which the person is found liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines the person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper.

      Under Delaware law, a corporation must indemnify any present or former director or officer of the corporation who is successful on the merits or otherwise in the defense of any action, suit or proceeding against expenses actually and reasonably incurred by such person. Expenses incurred by an officer or director in defending civil, criminal, administrative or investigative proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation. Expenses incurred by former officers or directors or other employees or agents in defending such proceedings may be paid upon terms deemed appropriate by the corporation. The Registrant's certificate of incorporation provides that the Registrant shall indemnify and advance expenses to any director, officer or employee of the Registrant and may indemnify, or advance expenses to any other persons, who is or was or is threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his or her service as a director, officer, employee or agent of the Registrant or his or her service as a director, officer, employee or agent director of another enterprise at the request of the Registrant, to the fullest extent permitted by applicable law; provided that in the case of an advancement of expenses, if required by the Delaware General Corporation Law, an undertaking is first delivered to the Registrant, by or on behalf of such director, officer, employee or agent, to repay all amounts so advanced if it is ultimately determined that the director, officer, employee or agent is not entitled to be indemnified under the Bylaws.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore is unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES. (a) Exhibits
3.01		Certificate of Incorporation of the Company. (Filed as Exhibit 3.1 to the Company's Current Report on Form 8-K Report dated August 1, 2002 and incorporated by reference herein)
3.02		Bylaws of the Company. (Filed as Exhibit 3.2 to the Company's Current Report on Form 8-K Report dated August 1, 2002 and incorporated by reference herein)
4.01

Indenture, dated September 6, 2002, between the Company and The Bank of New York, as Trustee. (Filed as Exhibit 4.03 to the Company's Registration Statement on Form S-3, Registration No. 333-100478, and incorporated by reference herein)

4.02

Registration Rights Agreement, dated as of September 6, 2002, among the Company, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc One Capital Markets, Inc., Banc One Capital Markets, Inc., Credit Suisse First Boston Corporation, Scotia Capital (USA) Inc., Wachovia Securities, Inc., Banc of America Securities LLC, Legg Mason Wood Walker, Incorporated, BNY Capital Markets, Inc., Mellon Financial Markets, LLC, SunTrust Capital Markets, Inc., and The Williams Capital Group, L.P. (Filed as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and incorporated by reference herein)

4.03

Registration Rights Agreement, dated as of September 19, 2002, among the Company, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc One Capital Markets, Inc., Banc One Capital Markets, Inc., Credit Suisse First Boston Corporation, Scotia Capital (USA) Inc., Wachovia Securities, Inc., Banc of America Securities LLC, Legg Mason Wood Walker, Incorporated, BNY Capital Markets, Inc., Mellon Financial Markets, LLC, SunTrust Capital Markets, Inc., and The Williams Capital Group, L.P. (Filed as Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and incorporated by reference herein)

*4.04		Form of Exchange Note due 2007.
*4.05		Form of Exchange Note due 2012.
*4.06		Form of Exchange Note due 2032.
*5.01		Opinion of William T. Torgerson, Esq.
12.01

Statement of computation of ratio of earnings to fixed charges of the Company. (Filed as Exhibit 12 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and incorporated by reference herein)

12.02		Statement of computation of pro forma ratio of earnings to fixed charges of the Company. (Filed as Exhibit 12.01 to the Company's Registration Statement on Form S-3 No. 333-100478).
12.03

Statement of computation of ratio of earnings to fixed charges of Conectiv. (Filed as Exhibit 12 to Conectiv's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and incorporated by reference herein)

15.01		Letter on Unaudited Financial Information of the Company.
15.02		Letter on Unaudited Financial Information of Pepco.
23.01		Independent Accountants' Consent with respect to the Company.
23.02		Independent Accountants' Consent with respect to Pepco.
23.03		Independent Accountants' Consent with respect to Conectiv.
23.04		Consent of William T. Torgerson, Esq. (included in Exhibit 5.01).
*23.05		Consent of Covington & Burling.
*24.01		Power of Attorney.
24.02		Power of Attorney.
*25.01		Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Indenture.
*99.01		Form of Letter of Transmittal.
*99.02		Form of Notice of Guaranteed Delivery.
*99.03		Form of Letter to Registered Holders and/or DTC Participants.
* Previously filed.

(b) Financial Statement Schedules None. ITEM 22. UNDERTAKINGS. The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
	(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on the 25th day of February, 2003.

PEPCO HOLDINGS, INC. By /s/ JOHN M. DERRICK, JR. John M. Derrick, Jr. Chairman and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ JOHN M. DERRICK, JR. John M. Derrick, Jr.	Chairman, Chief Executive Officer and Director (principal executive officer)	February 25, 2003
ANDREW W. WILLIAMS* Andrew W. Williams	Senior Vice President and Chief Financial Officer (principal financial officer)	February 25, 2003
JAMES P. LAVIN* James P. Lavin	Controller (principal accounting officer)	February 25, 2003
EDMUND B. CRONIN, JR.* Edmund B. Cronin, Jr.	Director	February 2, 2003
TERENCE C. GOLDEN* Terence C. Golden	Director	February 25, 2003
GEORGE F. MACCORMACK* George F. MacCormack	Director	February 25, 2003
RICHARD B. MCGLYNN* Richard B. McGlynn	Director	February 25, 2003
Judith A. McHale	Director	February 25, 2003
FLORETTA D. MCKENZIE* Floretta D. McKenzie	Director	February 25, 2003
LAWRENCE C. NUSSDORF* awrence C. Nussdorf	Director	February 25, 2003
PETER F. O'MALLEY* Peter F. O'Malley	Director	February 25, 2003
PAULINE A. SCHNEIDER* Pauline A. Schneider	Director	February 25, 2003
DENNIS R. WRAASE* Dennis R. Wraase	Director	February 25, 2003
A. THOMAS YOUNG* A. Thomas Young	Director	February 25, 2003
*By: /s/ ELLEN SHERIFF ROGERS Ellen Sheriff Rogers Attorney-in-Fact